Exhibit 10.4

June 28, 2019

John Nicols
200 Penobscot Drive
Redwood City, CA 94063

Re:     Amendment to Employment Agreement
Dear John,
You and Codexis, Inc. (the “Company”) are currently parties to an Employment Agreement, dated as of May 28, 2012, as amended on April 21, 2016 and November 16, 2017 (the “Employment Agreement”), which sets forth the terms of your employment with the Company and provides, among other things, that you will be entitled to receive certain severance payments and benefits upon certain qualifying terminations of employment with the Company. Effective as of the date of this amendment (this “Amendment”), you and the Company hereby agree to amend the Employment Agreement as set forth herein.
Section 5(d) of the Employment Agreement is deleted and replaced in its entirety by the following:
“(d)    Termination in Contemplation of Change in Control or Within 90 Days Prior to a Change in Control. Notwithstanding anything to the contrary in Section 5(b) or 5(c), in the event Executive is terminated by the Company without Cause or resigns for Good Reason and (i) the event giving rise to such termination or resignation occurs at the direction of a person or entity that has entered into an agreement with the Company that contemplates a transaction that, if consummated, would constitute a Change in Control or (ii) such termination or resignation occurs within ninety (90) days prior to a Change in Control, then for all purposes hereunder, including Section 5(b) and 5(c), such termination or resignation shall be deemed to have occurred within the twelve (12) month period immediately following a Change in Control and Executive shall be entitled to the benefits set forth in Section 5(c) with such benefits to be paid, or commence being paid, upon the Date of Termination in the case of a termination or resignation under subclause (i) or the latest of the date the Release becomes effective and irrevocable, the date of the Change in Control or as otherwise provided in Section 13(d) hereof in the case of a termination or resignation under subclause (ii), but otherwise subject to the terms and conditions of Section 5(c).”
All terms and provisions of the Employment Agreement not amended hereby, either expressly or by necessary implication, shall remain in full force and effect. From and after the date of this Amendment, all references to the term “Employment Agreement” in this Amendment or the original Employment Agreement shall include the terms contained in this Amendment.

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Please indicate your acceptance of and agreement to the terms and conditions set forth in this Amendment by signing in the space below and returning the executed Amendment to the Company.
Sincerely,

Codexis, Inc.

By:    /s/ Richard A. Sabalot

Name:    Richard A. Sabalot

Title:    Senior Corporate Counsel

Accepted by:

/s/ John Nicols
John Nicols

June 28, 2019
Date

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